Exhibit 10.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into effectively as of August 11, 2025 (the “Effective Date”), by and between Polar Multi-Strategy Master Fund (the “Investor”), Athena Technology Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), and Athena Technology Acquisition Corp II., a Delaware Corporation (the “SPAC”). Investor, Sponsor, and SPAC are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, the SPAC is a special purpose acquisition company that closed on its initial public offering on December 14, 2021, with 18 months to complete an initial business combination (the “De-SPAC”);

WHEREAS, the SPAC has held a special meeting during which SPAC’s shareholders approved a proposal to extend the date by which the SPAC must consummate the De-SPAC from June 14, 2023, to March 14, 2024 (the “Extension”);

WHEREAS, the SPAC held a special meeting during which SPAC’s shareholders approved a proposal to extend the date by which the SPAC must consummate the De-SPAC from March 14, 2024, to December 14, 2024 (the “Second Extension”);

WHEREAS, the SPAC held a special meeting during which SPAC’s shareholders approved a proposal to extend the date by which the SPAC must consummate the De-SPAC from December 14, 2024, to September 14, 2025 (the “Third Extension”);

WHEREAS, as of the date of this Agreement, the SPAC has not completed the De-SPAC;

WHEREAS, the SPAC is seeking to raise $400,000 from existing SPAC investors to cover working capital expenses;

WHEREAS, pursuant to the terms and conditions of this Agreement, Investor has agreed to fund $400,000 (the “Investor Capital Contribution”);

WHEREAS, the SPAC intends to pay a return of capital to Investor at the closing of the De-SPAC transaction (the “De-SPAC Closing”), in accordance with Section 1.5 below;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreement contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I.
SUBSCRIPTION AND RETURN OF CAPITAL

1.1 Closing. The Investor Capital Contribution shall be made by the Investor to the SPAC in cash, on or prior to August 18, 2025, or on such date as the Parties may agree in writing (such date, the “Closing”).

1.2 Subscription. The Sponsor and SPAC each covenant and agree that it shall be a condition precedent to the De-SPAC Closing that the target company in the De-SPAC shall assume the SPAC’s obligations under this Agreement and any other agreements between the SPAC or Sponsor and the Investor. For the avoidance of doubt, references to the SPAC shall be deemed to include the surviving entity following the De-SPAC Closing or the target company in the De-SPAC, as applicable. If the De-SPAC Closing occurs, as consideration for the Investor Capital Contribution, the SPAC shall issue to the Investor one (1) share of the SPAC’s Class A common stock for each $1.00 of the Investor Capital Contribution immediately prior to the De-SPAC Closing (the “Subscription Shares”). The Sponsor covenants and agrees to facilitate such issuance to Investor in accordance with the foregoing.

1.3 Restrictions. The Subscription Shares when issued in accordance with this Agreement shall be fully paid and non-assessable and shall not be subject to any transfer restrictions or any other lock-up provisions, earn outs, or other contingencies (other than restrictions on transfer arising under applicable securities laws).

1.4 Registration. The Subscription Shares (i) to the extent feasible and in compliance with all applicable laws and regulations shall be registered by the SPAC for resale as part of any registration statement that is declared effective by the SEC before or in connection with the De-SPAC Closing or (ii) if no such registration statement is filed in connection with the De-SPAC Closing, the SPAC shall register the resale of the Subscription Shares in the first registration statement filed by the SPAC following the De-SPAC Closing, which shall be filed as promptly as possible but in any event no later than 30 days after the De-SPAC Closing and the SPAC shall use its best efforts to cause such registration statement to be declared effective as promptly as possible and in any event no later than 90 days after the De-SPAC Closing, and once any such registration statement is declared effective the SPAC shall use its best efforts to maintain such registration statement current until all registered securities are sold or the Investor or its affiliates may freely sell such securities without volume or other restrictions (the “Registration Requirement”). The Sponsor shall not sell, transfer, forfeit, place restrictions on, or otherwise dispose of any securities (including warrants) owned by the Sponsor, or interest in the Sponsor, without the Investor’s consent, other than shares of the SPAC required to be transferred to third parties pursuant to the agreements set forth in Schedule A (the “Permitted Share Transfers”), until the Subscription Shares have been transferred to the Investor and the Registration Requirement has been complied with.

1.5 Return of Capital. An amount equal to the Investor Capital Contribution shall be paid by the SPAC to the Investor as a return of capital within 5 business days of the De-SPAC Closing. The Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor without the Investor’s consent, other than Permitted Share Transfers, until the full amount of the Investor Capital Contribution has been paid to the Investor. The SPAC and Sponsor shall be jointly and severally obligated for such repayment. If the De-SPAC Closing occurs, the Investor may, in its sole discretion, elect at the De-SPAC Closing or at any time prior to the repayment of the Investor Capital Contribution to receive such repayment of the Investor Capital Contribution from the SPAC either in cash or shares of the SPAC’s Class A common stock at a rate of one share of Class A common stock for each $10 of the Investor Capital Contribution (the “Capital Contribution Shares”). Any Capital Contribution Shares issued pursuant to this Section 1.5 shall be subject to the Registration Requirement, including the prompt filing of an amended registration statement or an additional registration statement, as applicable. In the event Investor notifies the Sponsor and the SPAC of any default pursuant to this Section 1.5, the Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor, or interest in the Sponsor, other than Permitted Share Transfers, until such default is cured. If the SPAC liquidates without consummating a De-SPAC, any amounts remaining in the Sponsor or SPAC’s cash accounts after paying any outstanding third-party invoices (excluding any amounts due to the Sponsor as of the date hereof or that accrue through the date of such liquidation), not including the SPAC’s trust account, will be paid to the Investor by the SPAC or Sponsor, as applicable, within five (5) calendar days of the liquidation. For the avoidance of doubt, no reimbursement or amounts payable by the SPAC to Sponsor shall be remitted, unless and until the Investor Capital Contribution has been returned to Investor in full.

1.6 Default. In the event that the Sponsor or the SPAC defaults in its obligations under Sections 1.2, 1.3, 1.4 or 1.5 of this Agreement and in the event that such default continues for a period of five (5) business days following written notice to the Sponsor and SPAC (the “Default Date”), the SPAC shall immediately issue to Investor 0.1 shares of the SPAC’s Class A common stock (the “Default Shares”) for each $1.00 of the Investor Capital Contribution on the Default Date and shall issue to the Investor an additional 0.1 Default Shares for each $1.00 of the Investor Capital Contribution the Investor has funded each month thereafter, until the default is cured; provided however, that in no event will the SPAC issue any Default Shares to Investor that would result in Investor (together with any other persons whose beneficial ownership of the SPAC’s Class A common stock would be aggregated with Investor’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the U.S. Securities and Exchange Commission (the “SEC”), including any “group” of which Investor is a member) beneficially owning more than 19.9% of the outstanding shares of SPAC’s Class A common stock (“Transfer Limit”); provided further than any Default Shares that were not issued to Investor because the issuance of such shares would have exceeded the Transfer Limit shall be promptly issued to Investor upon written request from Investor to extent that, at the time of such request, such issuance would no longer exceed the Transfer Limit. Any Default Shares issued pursuant to this Section 1.6 shall be subject to the Registration Requirement including the prompt filing of an amended registration statement or an additional registration statement, as applicable. In the event that Investor notifies the Sponsor and the SPAC of any default pursuant to this Section 1.6, the Sponsor shall not sell, transfer, or otherwise dispose of any securities (including warrants) owned by the Sponsor, or interest in the Sponsor, other than Permitted Share Transfers, until such default is cured.

1.7 Wiring Instructions. At the Closing, Investor shall advance the Investor Capital Contribution proceeds to the SPAC by wire transfer of immediately available funds pursuant to the wiring instructions separately provided.

1.8 Reimbursement. On the De-SPAC Closing, the SPAC will pay the Investor an amount equal to the reasonable attorney fees incurred by the Investor in connection with this agreement not to exceed $5,000.

Article II.
REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to each other Party as of the date of this Agreement and as of the Closing that:

2.1 Authority. Such Party has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Party of this Agreement and the consummation of the transfer have been duly authorized by all necessary action on the part of the relevant Party, and no further approval or authorization is required on the part of such Party. This Agreement will be valid and binding on each Party and enforceable against such Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.2 Acknowledgement. Each Party acknowledges and agrees that the Subscription Shares, Capital Contribution Shares and Default Shares (collectively, the “Shares”) have not been registered under the Securities Act or under any state securities laws and the Investor represents that, as applicable, it (a) is acquiring the Shares pursuant to an exemption from registration under the Securities Act with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (b) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the investment and related economic terms hereunder and of making an informed investment decision, and has conducted a review of the business and affairs of the SPAC that it considers sufficient and reasonable for purposes of making the transfer, and (d) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act). Each Party acknowledges and agrees that this subscription is intended to not be treated as indebtedness for U.S. tax purposes and shall not take any position or action that is inconsistent with such intent.

2.3 Trust Waiver. Investor acknowledges that the SPAC is a blank check company with the powers and privileges to effect a business combination and that a trust account has been established by the SPAC in connection with its initial public offering (“Trust Account”). Investor waives any and all right, title and interest, or any claim of any kind it now has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account for any claims in connection with, as a result of, or arising out of this Agreement; provided, however, that nothing in this Section 2.3 shall (a) serve to limit or prohibit Investor’s right to pursue a claim against the SPAC or Sponsor for legal relief against assets outside the Trust Account, for specific performance or other relief, (b) serve to limit or prohibit any claims that Investor may have in the future against the SPAC’s assets or funds, or the Sponsor’s assets or funds, that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), or (c) be deemed to limit Investor’s right, title, interest or claim to the Trust Account by virtue of Investor’s record or beneficial ownership of securities of the SPAC acquired by any means other than pursuant to this Agreement, including but not limited to any redemption right with respect to any such securities of the SPAC.

2.4 Restricted Securities. Investor hereby represents, acknowledges and warrants its representation of, understanding of and confirmation of the following:

•	Investor realizes that, unless subject to an effective registration statement, the Shares cannot readily be sold as they will be restricted securities and therefore the Shares must not be accepted unless Investor has liquid assets sufficient to assure that Investor can provide for current needs and possible personal contingencies;

•	Investor understands that, because the SPAC is a former “shell company” as contemplated under paragraph (i) of Rule 144, regardless of the amount of time that the Investor holds the Shares, sales of the Shares may only be made under Rule 144 upon the satisfaction of certain conditions, including that SPAC is no longer a ’shell company’ and that SPAC has not been a ’shell company’ for at least the last 12 months—i.e., that no sales of Shares can be made pursuant to Rule 144 until at least 12 months after the De-SPAC; and SPAC has filed with the United States Securities and Exchange Commission (the “SEC”), during the 12 months preceding the sale, all quarterly and annual reports required under the Securities Exchange Act of 1934, as amended;

•	Investor confirms and represents that it is able (i) to bear the economic risk of the Shares, (ii) to hold the Shares for an indefinite period of time, and (iii) to afford a complete loss of the Shares; and

•	Investor understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, EXISTS.”

The Sponsor shall procure and cause SPAC to take all steps necessary to remove the legend referenced in the preceding paragraph from the Shares immediately following the earlier of (a) the effectiveness of a registration statement applicable to the Shares or (b) any other applicable exception to the restrictions described in the legend occurs.

Article III.
MISCELLANEOUS

3.1 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

3.2 Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

3.3 No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

3.4 Term of Obligations. The term of this Agreement shall expire (6) months after the De-SPAC Closing. However, the obligations set forth herein that are intended to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement, including without limitation, the Registration Requirement obligations set forth in Section 1.4, 1.5 and 1.6, the default provision set forth in Section 1.6 and the indemnity obligations set forth in Section 3.13.

3.5 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other Proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

3.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

3.7 Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless mutually approved in writing.

3.8 Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

3.9 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to Investor:

POLAR MULTI-STRATEGY MASTER FUND

c/o Mourant Governance Services (Cayman) Limited
94 Solaris Avenue Camana Bay

PO Box 1348

Grand Cayman KY1-1108

Cayman Islands

With a mandatory copy to:

c/o Polar Asset Management Partners Inc.

16 York Street, Suite 2900

Toronto, ON M5J 0E6

Attention: Legal Department, Ravi Bhat / Guy Barsheshet
E-mail: legal@polaramp.com / rbhat@polaramp.com / gbarsheshet@polaramp.com

If to SPAC or Sponsor: Athena Technology Sponsor II, LLC 442 5th Avenue New York, NY 10018 Attention: Isabelle Freidheim Email : if@athenasponsor.com

3.10 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

3.11 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

3.12 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

3.13 Indemnification. Sponsor agrees to indemnify and hold harmless Investor, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but excluding financial losses to an Indemnified Party relating to the economic terms of this Agreement), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by the Sponsor of its obligations hereunder, the consummation of the transactions contemplated hereby or any pending or threatened claim or any action, suit or proceeding against the Sponsor or the Investor; provided that Sponsor will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Investor’s material breach of this Agreement or from Investor’s willful misconduct, or gross negligence. In addition (and in addition to any other reimbursement of legal fees contemplated by this Agreement), Sponsor will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Sponsor. The provisions of this paragraph shall survive the termination of this Agreement.

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The Parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SPONSOR:

ATHENA TECHNOLOGY SPONSOR II, LLC

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	Managing Member

SPAC:

ATHENA TECHNOLOGY ACQUISITION CORP II

By:	/s/ Isabelle Freidheim
Name:	Isabelle Freidheim
Title:	CEO

INVESTOR:

POLAR MULTI-STRATEGY MASTER FUND
By its investment advisor
Polar Asset Management Partners Inc.

By:	/s/ Elisabeth Summers
Name:	Elisabeth Summers
Title:	General Counsel

By:	/s/ Andrew Ma
Name:	Andrew Ma
Title:	Chief Compliance Officer